Exhibit 99.1

NEWS RELEASE	NEO: SHWZ
FOR IMMEDIATE RELEASE	OTCQX: SHWZ

MULTI-STATE CANNABIS OPERATOR, SCHWAZZE, ACQUIRES

TWO RETAIL DISPENSARIES FROM SMOKEY’S CANNABIS COMPANY

Star Buds Retailer Now Enters the Fort Collins and Garden City Markets in Colorado

DENVER, COLORADO – MAY 12, 2023 – Schwazze, (NEO: SHWZ; OTCQX: SHWZ) ("Schwazze" or the “Company"), announced today that it closed the transaction to acquire certain assets of Cannabis Care Wellness Centers, LLC and Green Medicals Wellness Center #5, LLC (d/b/a “Smokey’s”). The transaction includes the recreational and medical use Smokey’s dispensaries located at 2515 7th Avenue in Garden City as well as 5740 S. College Avenue in Fort Collins. These two vibrant cannabis markets have limited licenses and present Schwazze with more opportunities to serve customers in northern Colorado. This acquisition continues Schwazze’s deliberate expansion in Colorado, bringing the Company’s total number of Colorado dispensaries to 27. The acquired assets included state and local retail marijuana licenses supporting the adult use dispensaries acquired in the transaction.

The consideration for the acquisition was US$7.5 million paid as a combination of cash and stock.

“As we continue to go deep in the state of Colorado, we’re excited to bring our Star Buds operations to both Garden City and Fort Collins. We will operate a store within a store concept to serve both recreational consumers as well as medical patients. By bringing our operating playbook to two key cities in northern Colorado, it allows us to deliver our brands, product assortment and dedicated service to customers in expanded areas throughout the state,” said Collin Lodge, Colorado Division President of Schwazze.

Since April 2020, Schwazze has acquired, opened, or announced the planned acquisition of 60 cannabis retail dispensaries (bannered as Star Buds, Emerald Fields, R. Greenleaf, Standing Akimbo, and Everest) as well as six operating cultivation facilities and three manufacturing plants across Colorado and New Mexico. In May 2021, Schwazze announced its Biosciences division, and in August 2021, it commenced home delivery services in Colorado.

About Schwazze

Schwazze (OTCQX: SHWZ) (NEO: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition.

Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth. To learn more about Schwazze, visit www.Schwazze.com.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "may," "will," "could," "would," "should," "expect," "intends," "plans," "strategy," "prospects," "anticipate," "believe," "approximately," "estimate," "predict," "project," "potential," "continue," "ongoing," or the negative of these terms or other words of similar meaning in connection with a discussion of future events or future operating or financial performance, although the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services and the uncertainty in the application of federal, state, and local laws to our business, and any changes in such laws; (ii) our ability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (iii) our ability to identify, consummate, and integrate anticipated acquisitions; (iv) general industry and economic conditions; (v) our ability to access adequate capital upon terms and conditions that are acceptable to us; (vi) our ability to pay interest and principal on outstanding debt when due; (vii) volatility in credit and market conditions; (viii) the loss of one or more key executives or other key employees; and (ix) other risks and uncertainties related to the cannabis market and our business strategy. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors Joanne Jobin Investor Relations joanne.jobin@schwazze.com 647.964.0292	Media Julie Suntrup, Schwazze Vice President | Corporate Marketing & Brands julie.suntrup@schwazze.com 720.572.7087

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